Exhibit 16.1

SRCO Professional Corporation

Chartered Professional Accountants

Licensed Public Accountants

Park Place Corporate Centre

15 Wertheim Court, Suite 409

Richmond Hill, ON L4B 3H7

Tel: 905 882 9500 & 416 671 7292

Fax: 905 882 9580

Email: info@srco.ca

March 22, 2017

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE:	Intelligent Cloud Resources, Inc.
File No. 000-1634912

Dear Sir or Madam,

We have read Item 4.01 of Form 8-K dated March 22, 2017 of Intelligent Cloud Resources, Inc. (“the Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

.

Yours very truly,

/s/ SRCO Professional Corporation
CHARTERED PROFESSIONAL ACCOUNTANTS
Authorized to practise public accounting by the Chartered Professional Accountants of Ontario